As filed with the Securities and Exchange Commission on March 15, 2019

Registration Statement File No. 333-110772

Registration Statement File No. 333-117781

Registration Statement File No. 333-124561

Registration Statement File No. 333-125429

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT NO. 333-110772

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT NO. 333-117781

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT NO. 333-124561

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT NO. 333-125429

UNDER

THE SECURITIES ACT OF 1933

NUTRISYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-3012204
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Tivity Health, Inc. 701 Cool Springs Boulevard Franklin, Tennessee	37067
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (800) 869-5311

Ryan Wagers

Treasurer

Nutrisystem, Inc.

701 Cool Springs Boulevard

Franklin, Tennessee 37067

Phone: (800) 869-5311

Approximate date of commencement of proposed sale to the public: N/A.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Nutrisystem, Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 and Form S-3MEF (each, a “Registration Statement,” and collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any shares of common stock, par value $0.001 per share, of the Registrant (“Common Stock”), registered but unsold or otherwise unissued under the following Registration Statements as of the date hereof:

•	Registration Statement on Form S-3MEF (No. 333-125429), filed with the SEC on June 2, 2005, registering the sale of 172,500 shares of Common Stock by the Registrant;

•

Registration Statement on Form S-3 (No. 333-124561), filed with the SEC on May 3, 2005, as amended by Amendment No. 1, filed with the Commission on May 12, 2005, and as amended by Amendment No. 2, filed with the Commission on June 1, 2005, registering the sale of 1,700,000 shares of Common Stock by the Registrant and the resale, from time to time, by the selling stockholders named therein of 3,477,500 shares of Common Stock;

•

Registration Statement on Form S-3 (No. 333-117781), filed with the SEC on July 30, 2004, registering the resale, from time to time, by the selling stockholders named therein of 11,906,710 shares of Common Stock; and

•

Registration Statement on Form S-3 (No. 333-110772), filed with the SEC on November 26, 2003, as amended by Amendment No. 1, filed with the Commission on December 5, 2003, registering the resale, from time to time, by the selling stockholders named therein of 3,039,740 shares of Common Stock.

On March 8, 2019, pursuant to that certain Agreement and Plan of Merger, dated as of December 9, 2018, by and among Tivity Health, Inc., a Delaware corporation (“Tivity Health”), Sweet Acquisition, Inc., a Delaware corporation (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a direct, wholly owned subsidiary of Tivity Health.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on March 15, 2019.

NUTRISYSTEM, INC.

By:	/s/ Ryan Wagers
Name:	Ryan Wagers
Title:	Treasurer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 of the Securities Act of 1933, as amended.